Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of Jazz Pharmaceuticals, Inc. for the registration of 2,843,601 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2009, with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

August 14, 2009